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Exhibit 4.2.1

                              CONSULTING AGREEMENT

This Consulting Agreement (the "Consulting Agreement" or "Agreement") is made as of this December 3, 2001 by and between Paul Kessler (hereinafter referred to as "Consultant"), an individual, having his principle address at 6363 Sunset Boulevard Fifth Floor, Hollywood, CA 90028 and eConnect, Incorporated (hereinafter referred to as the "Company") with offices at 2500 Via Cabrillo Marina, Suite 112, San Pedro, California, 90731.

WITNESSETH
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WHEREAS, the Company requires and will continue to require consulting services relating to management, strategic planning and marketing in connection with its business; and

WHEREAS, Consultant can provide the Company with strategic planning, marketing and legal consulting services and is desirous of performing such services for the Company;

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

         1.     APPOINTMENT.
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         The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

         2.     TERM.
                ----

         The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate 120 days hence, unless terminated or extended in accordance with a valid provision contained herein, or unless extended by a subsequent agreement between the parties.

         3.     SERVICES.
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         During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, mergers and acquisitions and other business opportunities. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

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Consulting Agreement
December 3, 2001
Page 2


                (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

                (b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

                (c) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, mergers and acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof;

                (d) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.

         4.     DUTIES OF THE COMPANY.
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         The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

         5.     COMPENSATION.
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         Upon the execution of this Agreement, Company agrees to pay Consultant the following as consideration for the services rendered under this Agreement:

                    (a) Option Shares. Consultant shall have the right to
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purchase 8,000,000 shares of eConnect (ECNC) common shares at the average of the three lowest inter-day trading prices for the twelve (12) trading days prior to the exercise date discounted by fifty percent (50%). Consultant's rights regarding these shares shall vest immediately and shall be exercised as set forth below:

                          (i)   2,000,000 common shares as of January 21, 2002;
                          (ii)  2,000,000 common shares on January 28, 2002;
                          (iii) 2,000,000 common shares on February 4, 2002; and
                          (iv)  2,000,000 common shares on February 11, 2002.


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Consulting Agreement
December 3, 2001
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                (b) The Compensation outlined in Section 5(a) above shall be conveyed through an effective S-8 registration of common shares. In consideration of the acknowledgment that Consultant has agreed to, and is bound to engage in various efforts on behalf of the Company, the Company hereby agrees to exercise "Best Efforts" to assist and cooperate with Consultant in order to effectuate the effectiveness of the above S-8 Registration Statement, so that the Registration Statement will become effective within 10 days of the execution of this Agreement.

            5.5 COSTS AND EXPENSES
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                (a)   Miscellaneous Costs.
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                Subject to the prior approval of the Company, Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges. Consultant shall provide the Company with a detailed accounting of monthly expenses related to the Agreement. Payment for these expenses shall be made to Consultant within 15 days after submission to the Company.


                6. REPRESENTATION AND INDEMNIFICATION.
                   ----------------------------------

(a) Client. Client agrees to indemnify, defend, and shall hold harmless
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Consultant and/or his agents, and to defend any action brought against said parties with respect to any claim, demand cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client, or any Client Content to be provided by Client and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

(b) Consultant. Consultant agrees to indemnify, defend, and shall hold harmless
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Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c) Notice. In claiming indemnification hereunder, the indemnified party shall
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promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided Consulting Agreement

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December 3, 2001
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that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

         7.  MISCELLANEOUS.
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         Termination: Subsequent to and no less than 30 days after the execution
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of this Agreement, this Agreement may be terminated by either Party upon written notice to the other Party for any reason and shall be effective five (5) business days from the date of such notice. Termination of this Agreement shall cause Consultant to cease providing services under this Agreement; however, termination for any reason whatever, shall not decrease or eliminate the compensatory obligations of the Company as outlines in Section 5 of this Agreement.

         Modification: This Consulting Agreement sets forth the entire
         ------------
understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

         Notices: Any notice required or permitted to be given hereunder shall
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be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

         Waiver: Any waiver by either Party of a breach of any provision of this
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Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

         Assignment: The Options under this Agreement are assignable at the
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discretion of the Consultant.

         Severability: If any provision of this Consulting Agreement is invalid,
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illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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Consulting Agreement
December 3, 2001
Page 5

         Disagreements: Any dispute or other disagreement arising from or out of
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this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).


SIGNATURE PAGE

         IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

eConnect, Inc.                                          CONSULTANT


/s/ Tom Hughes                                          /s/ Paul Kessler
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Tom Hughes,                                             Paul Kessler
CEO                                                     Consultant